UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 18, 2007

Herbalife Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Cayman Islands	1-32381	98-0377871
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 309GT, Ugland House, South Church Street, Grand Cayman, Cayman Islands		00000
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	c/o (310) 410-9600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)

On December 18, 2007, Herbalife Ltd. (the "Company"), entered into an employment agreement (the "Agreement") with Paul Noack (the "Executive"), effective as of December 3, 2007 pursuant to which Executive ceased serving as the Company’s Chief Strategic Officer and began serving as the Company’s Managing Director, Asia-Pacific region. Executive will be relocated to Hong Kong in connection with the execution of the Agreement (the "Relocation").

Pursuant to the Agreement Executive will receive an annual salary of $550,000 as well as awards of 20,000 stock appreciation rights ("SAR") and 10,000 restricted stock units ("RSU") under the Herbalife Ltd. 2005 Stock Incentive Plan (the "Plan"). The awards will vest and be otherwise governed pursuant to the terms of the Plan and the forms of Plan SAR and RSU Unit Award Agreements, copies of which have previously been filed with the Securities and Exchange Commission. In addition to paying Executive’s Relocation expenses, the Company will also do the following during the Relocation: (i) pay Executive a monthly cost of living allowance of $1,333, (ii) pay for Executive’s housing, (iv) reimburse Executive for the reasonable costs of enrolling Executive’s children in school, (v) provide the use of a car, (v) make tax equalization payments to Executive and (vi) reimburse Executive up to $13,200 per year for a family club membership, each as more specifically set forth in the Agreement.

Pursuant to the Agreement Executive will also be entitled to receive all benefits that similarly situated executives receive, including to participate in the Company’s long term incentive plan for senior executive employees, with the size, form and timing of grants made thereunder consistent with competitive practice and subject to the joint approval of the Chief Executive Officer and the Compensation Committee of the Board of Directors. Pursuant to the Agreement, should Executive and the Company both achieve certain targets, at the discretion of the senior executives of the Company, Executive may receive a bonus. To the extent Executive receives such a bonus the target shall be at least 50% of Executive’s salary for the year in question. Executive will also receive vacation, health benefits and insurance coverage pursuant to the Agreement.

If Executive’s employment is terminated by the Company without "Cause," by Executive for "Good Reason" or by the Company or Executive within three months before or six months after a "Change of Control," each as defined in the Agreement, Executive will be paid a lump sum amount equal to two times Executive’s then-current salary, in addition to all other accrued but unpaid entitlements. Under these circumstances, the Company will also provide Executive with outplacement services for up to six months from a provider selected and paid for by the Company in an amount not to exceed $20,000, as well as reimbursement for amounts paid to return to the United States from the Relocation. If Executive is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, Executive will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Executive must execute a general release of claims.

If the effective date of any such termination of employment occurs during a "trading blackout" or "quiet period" with respect to the Company’s common shares or if the Company determines, upon the advice of legal counsel, that Executive may not to trade in the Company’s common shares on the effective date of such termination due to Executive’s possession of material nonpublic information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Executive will be paid an additional lump sum amount equal to $125,000.

The Agreement also provides for non-solicitation covenants applicable during and following the termination of Executive’s employment for a period of two years, as well as standard confidentiality and non-disparagement covenants, subject to certain limitations.

The foregoing summary is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Agreement by and between Herbalife Ltd. and Paul Noack dated December 18, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Ltd.

December 20, 2007	By:	/s/ Brett R. Chapman

Name: Brett R. Chapman
Title: General Counsel

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement by and between Herbalife Ltd. and Paul Noack dated December 18, 2007